CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Equity-Linked Notes due 2017	$7,153,960	$510.08

July 2010 Pricing Supplement No. 476 Registration Statement No. 333-156423 Dated July 28, 2010 Filed pursuant to Rule 424(b)(2)
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. Equities

Equity-Linked Notes due March 30, 2017
Based on the Value of the Dow Jones Industrial AverageSM
The notes are senior unsecured obligations of Morgan Stanley, will pay no interest and will have the terms described in the accompanying prospectus supplement and prospectus, as supplemented and modified by this pricing supplement.  At maturity, we will pay per note the stated principal amount of $10 plus a supplemental redemption amount, if any, based on the increase, if any, in the value of the underlying index.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the repayment of principal at maturity, are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Issue price:	$10 per note
Stated principal amount:	$10 per note
Aggregate principal amount:	$7,153,960
Pricing date:	July 28, 2010
Original issue date:	July 30, 2010 (2 business days after the pricing date)
Maturity date:	March 30, 2017
Interest:	None
Underlying index:	Dow Jones Industrial AverageSM
Payment at maturity:	The payment due at maturity per $10 stated principal amount will equal: $10 + supplemental redemption amount, if any In no event will the payment due at maturity be less than $10.
Supplemental redemption amount:	(i) $10 times (ii) the index percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0.
Participation rate:	105%
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	10,497.88, which is the index closing value on the pricing date
Final index value:	The index closing value on the determination date
Determination date:	March 27, 2017, subject to postponement for non-index business days and certain market disruption events
CUSIP:	61759G653
ISIN:	US61759G6531
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Note	$10	$0.35	$9.65
Total	$7,153,960	$250,388.60	$6,903,571.40
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.35 for each note they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

The notes involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Equity-Linked Notes due March 30, 2017
Based on the Value of the Dow Jones Industrial AverageSM

Fact Sheet

The notes are senior unsecured obligations of Morgan Stanley, will pay no interest and will have the terms described in the accompanying prospectus supplement and prospectus, as supplemented and modified by this pricing supplement.  At maturity, we will pay per note the stated principal amount of $10 plus a supplemental redemption amount, if any, based on the increase, if any, in the value of the underlying index.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the repayment of principal at maturity, are subject to the credit risk of Morgan Stanley.

Key Dates
Pricing Date	Original Issue Date (Settlement Date)	Maturity Date
July 28, 2010	July 30, 2010 (2 business days after the pricing date)	March 30, 2017, subject to postponement as described below
Key Terms
Issuer:	Morgan Stanley
Issue price:	$10 per note
Stated principal amount:	$10 per note
Denominations:	$10 per note and integral multiples thereof
Aggregate principal amount:	$7,153,960
Interest:	None
Bull or bear notes:	Bull notes
Underlying index:	Dow Jones Industrial AverageSM
Underlying index publisher:	Dow Jones & Company, Inc.
Payment at maturity:	The payment due at maturity per $10 stated principal amount will equal: $10 + supplemental redemption amount, if any In no event will the payment due at maturity be less than $10.
Supplemental redemption amount:	(i) $10 times (ii) the index percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0.
Participation rate:	105%
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	10,497.88, which is the index closing value on the pricing date as published by the underlying index publisher
Final index value:	The index closing value as published by the underlying index publisher on the determination date
Determination date:	March 27, 2017, subject to postponement for non-index business days and certain market disruption events
Call right:	The notes are not callable prior to the maturity date.
Postponement of maturity date:
If the determination date is postponed so that it falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date will be the second scheduled trading day following the determination date as postponed.

Equity-linked notes:	All references to “capital protected notes” in the accompanying prospectus supplement shall be deemed to refer to “equity-linked notes” when read in conjunction with this pricing supplement.
Risk factors:	Please see “Risk Factors” beginning on page 8.

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Equity-Linked Notes due March 30, 2017
Based on the Value of the Dow Jones Industrial AverageSM

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	61759G653
ISIN:	US61759G6531
Minimum ticketing size:	100 notes
Tax considerations:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  We have determined that the “comparable yield” for the notes is a rate of 5.0424% per annum, compounded semi-annually.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $10) consists of a single projected amount equal to $13.9391 due at maturity.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2010	$0.2101	$0.2101
January 1, 2011 through June 30, 2011	$0.2574	$0.4675
July 1, 2011 through December 31, 2011	$0.2639	$0.7314
January 1, 2012 through June 30, 2012	$0.2706	$1.0020
July 1, 2012 through December 31, 2012	$0.2774	$1.2794
January 1, 2013 through June 30, 2013	$0.2844	$1.5638
July 1, 2013 through December 31, 2013	$0.2915	$1.8553
January 1, 2014 through June 30, 2014	$0.2989	$2.1542
July 1, 2014 through December 31, 2014	$0.3064	$2.4606
January 1, 2015 through June 30, 2015	$0.3142	$2.7748
July 1, 2015 through December 31, 2015	$0.3221	$3.0969
January 1, 2016 through June 30, 2016	$0.3302	$3.4271
July 1, 2016 through December 31, 2016	$0.3385	$3.7656
January 1, 2017 through the Maturity Date	$0.1735	$3.9391

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amount of the payment that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor Trustee to JPMorgan Chase Bank, N.A.)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the notes by taking positions in the stocks constituting the underlying index and in futures or options contracts on the underlying index or its component stocks.  Such purchase activity could have increased the value of the underlying index on the pricing date, and

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Equity-Linked Notes due March 30, 2017
Based on the Value of the Dow Jones Industrial AverageSM

therefore, could have increased the value at which the underlying index must close on the determination date before you would receive at maturity a payment that exceeds the stated principal amount of the notes. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.
Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular

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Equity-Linked Notes due March 30, 2017
Based on the Value of the Dow Jones Industrial AverageSM

plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Calculation agent:	MS & Co.
Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the notes through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.35 for each note they sell.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This is a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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Equity-Linked Notes due March 30, 2017
Based on the Value of the Dow Jones Industrial AverageSM

Hypothetical Payout on the Notes

At maturity, for each $10 stated principal amount of notes that you hold, you will receive the stated principal amount of $10 plus a supplemental redemption amount, if any, calculated on the determination date as follows:

(i) $10 times (ii) the index percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than zero.

The following example is based on the hypothetical values set forth below.

Example:

The hypothetical final index value is 16% greater than the hypothetical initial index value.

Hypothetical initial index value:	10,100
Hypothetical final index value:	11,716
Participation rate:	105%
Supplemental redemption amount per note:	$10 x [(11,716 – 10,100)/10,100] x 105% = $1.68

In the example above, the total payment at maturity per note would equal $11.68, which is the sum of the stated principal amount of $10 and a supplemental redemption amount of $1.68.

The table below illustrates the payment at maturity (including, where relevant, the payment of the supplemental redemption amount) for a hypothetical range of index percent change and does not cover the complete range of possible payouts at maturity.

Index percent change	Final index value	Stated principal amount	Supplemental redemption amount	Payment at maturity	Percent return on $10 note
100%	20,200	$10	$10.50	$20.50	105%
90%	19,190	$10	$9.45	$19.45	94.5%
80%	18,180	$10	$8.40	$18.40	84%
70%	17,170	$10	$7.35	$17.35	73.5%
60%	16,160	$10	$6.30	$16.30	63%
50%	15,150	$10	$5.25	$15.25	52.5%
40%	14,140	$10	$4.20	$14.20	42%
30%	13,130	$10	$3.15	$13.15	31.5%
20%	12,120	$10	$2.10	$12.10	21%
10%	11,110	$10	$1.05	$11.05	10.5%
4%	10,504	$10	$0.42	$10.42	4.2%
0%	10,100	$10	$0	$10	0%
–10%	9,090	$10	$0	$10	0%
–20%	8,080	$10	$0	$10	0%
–30%	7,070	$10	$0	$10	0%
–40%	6,060	$10	$0	$10	0%
–50%	5,050	$10	$0	$10	0%
–60%	4,040	$10	$0	$10	0%
–70%	3,030	$10	$0	$10	0%
–80%	2,020	$10	$0	$10	0%
–90%	1,010	$10	$0	$10	0%
–100%	0	$10	$0	$10	0%

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Equity-Linked Notes due March 30, 2017
Based on the Value of the Dow Jones Industrial AverageSM

Payment at Maturity

Repayment of principal at maturity.  At maturity, we will pay you at least $10, plus the supplemental redemption amount, if any.  All payments on the notes, including the repayment of principal at maturity, are subject to the credit risk of Morgan Stanley.

The supplemental redemption amount based on the underlying index.  The supplemental redemption amount will be equal to the product of $10 times the participation rate times the percentage, if any, by which the final index value exceeds the initial index value.  If the final index value is greater than the initial index value, the supplemental redemption amount will be calculated as follows:

where,
participation rate	=	105%
initial index value	=	The index closing value on the pricing date
final index value	=	The index closing values on the determination date

If the final index value is less than or equal to the initial index value, the supplemental redemption amount will be zero.

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Equity-Linked Notes due March 30, 2017
Based on the Value of the Dow Jones Industrial AverageSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks you should read the section entitled “Risk Factors” in the accompanying prospectus supplement and the accompanying prospectus.  You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

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The notes may not pay more than the stated principal amount at maturity.  If the index percent change is less than or equal to 0%, you will receive only the stated principal amount of $10 for each note you hold at maturity.

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The notes do not pay interest.  Because the supplemental redemption amount due at maturity may equal zero, the return on an investment in the notes may be zero and, therefore, less than the amount that would be paid on an ordinary debt security.   Moreover, if the underlying index does not appreciate sufficiently over the term of the notes, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.  The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based on the performance of the underlying index.

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Market price of the notes will be influenced by many unpredictable factors.  Several factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the value of the underlying index at any time and, in particular, on the determination date, the volatility (frequency and magnitude of changes in value) of the underlying index, dividend rate on the stocks underlying the index, interest and yield rates in the market, time remaining until the notes mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final index value of the underlying index and any actual or anticipated changes in our credit ratings or credit spreads.  The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” on page 10.  You may receive less, and possibly significantly less, than the stated principal amount per notes if you try to sell your notes prior to maturity.

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The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity and therefore you are subject to the credit risk of Morgan Stanley.  The notes are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the cost of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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Adjustments to the underlying index could adversely affect the value of the notes.  The publisher of the underlying index can add, delete or substitute the stocks underlying the index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the underlying index.  Any of these actions could adversely affect the value of the notes.  The publisher of the underlying index may also discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index on the determination date, the index closing value on such determination date will be an amount based on the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co, as calculation agent, in accordance with the formula for calculating the index closing value last in effect prior to discontinuance of the index.

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You have no shareholder rights.  As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the index.

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Investing in the notes is not equivalent to investing in the underlying index.  Investing in the notes is not equivalent to investing in the underlying index or its component stocks.  See “Hypothetical Payout on the Notes” above.

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The notes will not be listed on any securities exchange and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

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The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.  As calculation agent, MS & Co. has determined the initial index value and will determine the final index value, and will calculate the amount of cash you will receive at maturity.  Determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a discontinuance of the underlying index or a market disruption event, may adversely affect the payout to you at maturity.

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Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the notes.   One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the notes, including trading in the component stocks of the underlying index and in other instruments related to the underlying index.  Some of our subsidiaries also trade the component stocks of the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index value and, therefore, could have increased the value at which the underlying index must close on the determination date before an investor receives a payment at maturity that exceeds the stated principal amount of the notes.  Additionally, such hedging or trading activities during the term of the notes, including on the determination date, could adversely affect the closing value of the underlying index on the determination date and, accordingly, the amount of cash an investor will receive at maturity.

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Information about the Underlying Index

The Dow Jones Industrial AverageSM
The Dow Jones Industrial AverageSM, which we refer to as the index, is a price-weighted index composed of 30 common stocks selected at the discretion of the editors of The Wall Street Journal, which is published by Dow Jones & Company, Inc., which we refer to as Dow Jones, as representative of the broad market of U.S. industry.  For additional information about the Dow Jones Industrial AverageSM, see the information set forth under “Annex A—Underlying Indices and Underlying Index Publishers Information—Dow Jones Industrial AverageSM” in the accompanying prospectus supplement.

License Agreement between Dow Jones and Morgan Stanley
“Dow JonesSM,” “DJIASM” and “Dow Jones Industrial AverageSM” are service marks of Dow Jones and have been licensed for use by Morgan Stanley.  See “Annex A—Underlying Indices and Underlying Index Publishers Information—Dow Jones Industrial AverageSM—License Agreement between Dow Jones and Morgan Stanley” in the accompanying prospectus supplement.

Historical Information
The following table presents the published high and low closing values, as well as end-of-quarter closing values, of the underlying index from January 1, 2005 through July 28, 2010.  The related graph sets forth the daily closing values of the underlying index for the same period.  The closing value of the underlying index on July 28, 2010 was 10,497.88.  We obtained the closing values and other information below from Bloomberg Financial Markets, without independent verification.  The underlying index experiences periods of high volatility, and you should not take the historical values of the underlying index as an indication of future performance.
Dow Jones Industrial AverageSM	High	Low	Period End
2005
First Quarter	10,940.55	10,368.61	10,503.76
Second Quarter	10,623.07	10,012.36	10,274.97
Third Quarter	10,705.55	10,270.68	10,568.70
Fourth Quarter	10,931.62	10,215.22	10,717.50
2006
First Quarter	11,317.43	10,667.39	11,109.32
Second Quarter	11,642.65	10,706.14	11,150.22
Third Quarter	11,718.45	10,739.35	11,679.07
Fourth Quarter	12,510.57	11,670.35	12,463.15
2007
First Quarter	12,786.64	12,050.41	12,354.35
Second Quarter	13,676.32	12,382.30	13,408.62
Third Quarter	14,000.41	12,845.78	13,895.63
Fourth Quarter	14,164.53	12,743.44	13,264.82
2008
First Quarter	13,056.72	11,740.15	12,262.89
Second Quarter	13,058.20	11,346.51	11,350.01
Third Quarter	11,782.35	10,365.45	10,850.66
Fourth Quarter	10,831.07	7,552.29	8,776.39
2009
First Quarter	9,034.69	6,547.05	7,608.92
Second Quarter	8,799.26	7,761.60	8,447.00
Third Quarter	9,829.87	8,146.52	9,712.28
Fourth Quarter	10,548.51	9,487.67	10,428.05
2010
First Quarter	10,907.42	9,908.39	10,856.63
Second Quarter	11,205.03	9,774.02	9,774.02
Third Quarter (through July 28, 2010)	10,537.69	9,686.48	10,497.88

July 2010	Page 10

Equity-Linked Notes due March 30, 2017
Based on the Value of the Dow Jones Industrial AverageSM

Dow Jones Industrial AverageSM Historical Performance Daily Closing Values January 1, 2005 to July 28, 2010

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at..www.sec.gov as follows:

Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

July 2010	Page 11